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                                                                   EXHIBIT 10.14


                               WAIVER AND RELEASE
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     This Waiver and Release is made and executed by Nick A. Gerde in connection with my separation from employment with Pacific Aerospace & Electronics, Inc.
and in consideration of my receiving severance benefits to which I would otherwise not be entitled, consisting of the waiver of the covenant not to compete contained in my employment agreement.

     I, Nick A. Gerde, hereby release Pacific Aerospace & Electronics, Inc. and its subsidiaries, and their respective officers, directors, employees, agents, insurers and related corporations (collectively "PA&E") from any and all liability, damages or causes of action, whether known or unknown, relating to my employment with PA&E, or the termination of that employment, or any other acts or events involving PA&E, to the date of this Waiver and Release. This Waiver and Release includes, but is not limited to, any claims for additional compensation in any form, damages, reemployment or reinstatement. This Release specifically includes, but is not limited to, all claims for relief or remedy under any Washington state or federal laws, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disabilities Act, and the civil rights, employment and wage and hour laws of the State of Washington including, but not limited to, RCW 49.48, 49.52, and 49.60, and any applicable contract, tort, or common law theories.

     This Waiver and Release shall not affect vested rights, if any, which I may have against insurers under medical insurance and long-term disability insurance plans or under any retirement plan maintained by PA&E.

     Confidentiality is an essential element of this Waiver and Release. I agree to keep confidential the facts and terms of the severance benefits that I have been offered and accepted. I understand, however, that PA&E may have certain obligations to disclose the terms of my severance benefits to its lenders and pursuant to the federal securities laws.

     I have read this Waiver and Release and understand its effect. I acknowledge and understand that I am releasing legal rights that I may have against my employer, including rights under the Age Discrimination in Employment Act. In accordance with the Older Workers' Benefit Protection Act (the "Act"), I acknowledge that I have been advised in writing to consult with an attorney prior to executing this Waiver and Release; and that as consideration for executing this Waiver and Release, I have received additional benefits of value to which I would not otherwise be entitled.

     In accordance with the Act, PA&E offered me additional severance benefits in connection with the termination of my employment, and the offer provided me with a period of 21 days from the date of receipt for consideration of the offer. I acknowledge that I received the

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offer on August 15, 2001, and that in the event I have not executed this Waiver and Release by the expiration of the 21-day time period on September 5, 2001, the offer will expire. I further acknowledge that I have a period of seven days from the date immediately following the date of execution of this Waiver and Release in which I may revoke this Waiver and Release by written notice to Donald A. Wright, Pacific Aerospace & Electronics, Inc., 430 Olds Station Road, Third Floor, Wenatchee, WA 98801. If I do not exercise my right to revoke this Waiver and Release, this Waiver and Release will become effective on the date immediately following the 7-day revocation period described above.

     Every provision of this Waiver and Release is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Waiver and Release is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Waiver and Release which shall continue in full force and effect.

     This Waiver and Release will be null and void if the Company's payment obligations under the termination letter dated August 15, 2001 are not fulfilled for any reason.

     This Waiver and Release shall be construed in accordance with, and governed by, the statutes and common law of the State of Washington.

     Dated: August 17, 2001.



                               /s/ Nick A. Gerde
                               -----------------
                               Nick A. Gerde

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